QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND AMONG

MARKWEST HYDROCARBON, INC.

AND

MARKWEST RESOURCES, INC.

SELLER

AND

XTO ENERGY INC.

BUYER

DATED: JUNE 5, 2003

i

ARTICLE 2 SALE AND PURCHASE			6
Section 2.1	Assets		6
Section 2.2	Purchase Price and Payment		6
	(a)	The Purchase Price	6
	(b)	Purchase Price Payment	7
Section 2.3	Adjustments to the Purchase Price		7
	(a)	Upward Adjustments	7
	(b)	Downward Adjustments	8
Section 2.4	Allocation of Purchase Price		8
Section 2.5	Transfer of the Assets, Etc		8
Section 2.6	Method of Payment		8
ARTICLE 3 REPRESENTATIONS AND WARRANTIES			9
Section 3.1	Seller		9
	(a)	Organization and Standing	9
	(b)	Authority	9
	(c)	Validity of Agreement	9
	(d)	No Violation	9
	(e)	Legal Proceedings	9
	(f)	Compliance with Applicable Laws	9
	(g)	Contracts	9
	(h)	Outstanding Obligations	10
	(i)	Affiliate Contracts	10
	(j)	Taxes	10
	(k)	Payout Balances	10
	(l)	No Consents Required	10
	(m)	Tax Partnerships	11
	(n)	Prepayment	11
	(o)	Payments	11
Section 3.2	Buyer		11
	(a)	Organization and Standing	11
	(b)	Authority	11
	(c)	Validity of Agreement	11
	(d)	No Violation	11
	(e)	No Consents Required	11
	(f)	Securities Representation	11
	(g)	Available Funds	11
Section 3.3	Limitations on Representations and Warranties		12
	(a)	Disclaimer of Representations and Warranties	12
	(b)	No Warranty or Representation on Seller Information	12

ARTICLE 4 COVENANTS			12
Section 4.1	Seller's Covenants		12
	(a)	Access	12
	(b)	Conduct of Business	13
	(c)	Release of Encumbrances	13
Section 4.2	Covenants of Buyer		13
	(a)	Assumption of Assumed Liabilities	13
	(b)	Qualification to do Business in Colorado	14
	(c)	No Use of	14
Section 4.3	Covenants of Seller and Buyer		14
	(a)	Compliance with Conditions Precedent	14
	(b)	Preparation of Closing Documents	14
		(i) Forms of Assignment	14
		(ii) Preliminary Settlement Statement	14
		(iii) Letters in Lieu	14
	(c)	Recording	14
	(d)	Press Release	14
	(e)	Brokers	15
	(f)	Risk of Loss	15
	(g)	Post-Closing Access	15
	(h)	Preferential Purchase Rights	15
	(i)	Required Consents	16
	(j)	Employee Matters	16
	(k)	Final Recapitulation Settlement; Subsequent Audits and Settlements	17
	(l)	Further Assurances	17
	(m)	Files Transfer	17
	(n)	Gas Balancing	18
	(o)	Suspense Accounts	18
ARTICLE 5 TAXES			19
Section 5.1	Payment and Apportionment of Real Property Taxes and Personal Property Taxes		19
	(a)	Real and Personal Property Taxes	19
	(b)	Liability and Right to Pursue Claims	19
Section 5.2	Other Taxes		19
Section 5.3	Sales Taxes		19
Section 5.4	Tax Proceedings		19
Section 5.5	Purchase Price Allocation		20
ARTICLE 6 ENVIRONMENTAL MATTERS			20
Section 6.1	Due Diligence		20
Section 6.2	Waiver of Defect		20
Section 6.3	Selection of Remedies		20
ARTICLE 7 TITLE MATTERS			20
Section 7.1	Definitions		20
Section 7.2	Notice of Title Defects		22
Section 7.3	Title Defect Cure and Escrow		22
Section 7.4	Title Defect Values		22
Section 7.5	Title Warranty		23

ARTICLE 8 INDEMNITY			23
Section 8.1	General Indemnification		23
	(a)	Seller	23
	(b)	Buyer	23
Section 8.2	Method of Asserting Claims, Etc		23
	(a)	Third Person Claims	23
	(b)	Other Claims	24
Section 8.3	Payment		24
	(a)	Payment of Undisputed Amount	24
	(b)	Interest	25
Section 8.4	Disputed Claims		25
Section 8.5	Applicability of Part 8		25
ARTICLE 9 CONDITIONS PRECEDENT			25
Section 9.1	Conditions Precedent of Buyer		25
	(a)	Representations and Warranties True at Closing	25
	(b)	Compliance with Agreement	25
	(c)	Certified Resolutions and Officers' Certificate	25
	(d)	Release of Encumbrances	25
	(e)	Injunction	25
	(f)	Conveyance	25
	(g)	Letters in Lieu	26
	(h)	Operations by Buyer	26
	(i)	Clarification of MAK-J Agreement	26
Section 9.2	Conditions Precedent of Seller		26
	(a)	Representations and Warranties True at Closing	26
	(b)	Compliance with Agreement	26
	(c)	Certified Resolutions and Officers' Certificate	26
	(d)	Release of Encumbrances	26
	(e)	Injunction	26
	(f)	Conveyance	26
	(g)	Letters in Lieu	27
	(h)	Evidence of Bonds	27
ARTICLE 10 MISCELLANEOUS			27
Section 10.1	Notices		27
Section 10.2	Modification		27
Section 10.3	Governing Law; Jurisdiction		27
Section 10.4	Assignment		28
Section 10.5	Counterparts		28
Section 10.6	Invalidity		28
Section 10.7	Confidentiality		28
Section 10.8	Entire Agreement and Construction		28
Section 10.9	Expenses		28
Section 10.10	Waivers and Amendments		28
Section 10.11	Survival of Warranties, Representations and Covenants		29
Section 10.12	Section Headings		29
Section 10.13	Termination		29
Section 10.14	Dispute Resolution		29
Section 10.15	Physical Condition of the Assets		30
Section 10.16	Limitation of Warranties and Remedies		31

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment
Exhibit B	Form of Deed
Exhibit C	Form of Quitclaim Deed
Schedule A	Leases
Schedule B	Fee Interests
Schedule C	Easements
Schedule D	Maps Showing Included Properties
Schedule E	[Intentionally Omitted]
Schedule F	Material Contracts
Schedule G	Properties; Allocated Values; Net Revenue Interests; Working Interests
Schedule H	Additional Field Offices and Certain Additional Facilities
Schedule I	Wellhead Gas Imbalances
Schedule 3.1(g)	Preferential Purchase Rights
Schedule 3.1(h)	Existing Commitments; Authorizations for Expenditures
Schedule 3.1(i)	Affiliate Contracts
Schedule 3.1(k)	Payout Balances
Schedule 3.1(l)	Seller Consents Required
Schedule 3.1(m)	Tax Partnerships
Schedule 7.1(b)	Permitted Encumbrances

v

PURCHASE AND SALE AGREEMENT

        The Agreement dated as of June 5, 2003, is made and entered into by and among MarkWest Hydrocarbon, Inc., a Delaware corporation ("Parent"), MarkWest Resources, Inc., a Colorado corporation ("Resources," and, together with Parent, "Seller"), each having an office at 155 Inverness Drive West, Suite 200, Englewood, Colorado 80112-5000, and XTO Energy Inc., a Delaware corporation, having an office at 810 Houston Street, Fort Worth, Texas 76102 ("Buyer").

ARTICLE 1
SUBJECT MATTER, DEFINITIONS AND RULES OF CONSTRUCTION

        Section 1.1    Subject Matter.     The subject matter of the Agreement is the sale, assignment, transfer and conveyance of Seller's and Seller's Affiliates' interest in the Assets, the purchase of the Assets and the assumption of the Assumed Liabilities by Buyer, and the terms and conditions upon which the sale shall take place.

        Section 1.2    Definitions.     For purposes of the Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in Section 1.2 have the meanings herein assigned to them and the capitalized terms defined elsewhere in the Agreement, by inclusion in quotation marks and parentheses, shall have the meanings so ascribed to them.

        "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing, it being understood and agreed that with respect to a corporation, control shall mean a direct or indirect ownership of more than fifty percent (50%) of the voting stock.

        "Agreed Rate" means a rate per annum calculated on a 360-day basis that is equal to the lesser of: (a) a rate which is one percent (1%) above the prime rate of interest of Citibank, N.A., New York, New York, as announced or published by such bank from time to time (adjusted from time to time to reflect any changes in such rate determined hereunder), or (b) the maximum rate from time to time permitted by applicable Law.

        "Agreement" means this Purchase and Sale Agreement, including the Schedules and Exhibits hereto.

        "Assets" means the Fee Interests, Leases, Other Property, Easements and Contracts, but not including:

        (a)   all (i) trade credits, accounts receivable, notes receivables and other receivables attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Date; and (ii) deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Date;

        (b)   all claims and causes of action of Seller (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Date, or (ii) affecting any of the excluded assets as set forth in (a) through (n) of this definition;

        (c)   except as set forth in Section 4.3(f), all rights, titles, claims and interests of Seller (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards;

        (d)   the claims of Seller for refunds of or loss carry forwards with respect to: (i) Taxes attributable to any period prior to the Effective Date; or (ii) Taxes attributable to any of the excluded assets as set forth in (a) through (n) of this definition;

        (e)   all amounts due or payable to Seller as adjustments or refunds under any Contracts affecting the Assets, with respect to any period prior to the Effective Date, specifically including, without limitation, amounts recoverable from audits under operating agreements;

        (f)    all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Date;

        (g)   all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to (i) the Assets prior to the Effective Date; and (ii) any of the excluded assets as set forth in (a) through (n) of this definition;

        (h)   all of Seller's intellectual property including, but not limited to, computer software (except as otherwise expressly provided herein), patents, trade secrets, copyrights, names, marks, and logos;

        (i)    any pipelines, easements, fixtures, tanks or equipment located on the Assets which belong to lessors or Third Persons;

        (j)    records and documents subject to confidentiality provisions, claims of privilege, or other restrictions on access, except as otherwise expressly provided herein; and

        (k)   all corporate, financial, legal and tax records of Seller, except as otherwise expressly provided herein.

        "Assumed Liabilities" means: (a) all liabilities, duties, and obligations that arise from ownership or operation of the Assets on and after the Effective Date or otherwise expressly assumed under the Agreement; (b) liabilities and obligations with respect to Plugging and Abandonment; (c) all duties, liabilities and obligations that arise under the Contracts on and after the Effective Date; (d) all obligations in regard to gas imbalances with respect to the Properties, except the obligations of Seller under Section 4.3(n); (e) liabilities and obligations with respect to Environmental Defects and Title Defects (other than liabilities arising as a result of a breach by Seller of the representations and warranties made in Section 7.5 hereof) that are waived by Buyer in accordance with the provisions of Sections 6.2 and 7.2, respectively, regardless of whether such defects arose, accrued or were asserted prior to or after the Effective Date; (f) all costs incurred on or after the Effective Date associated with the Capital Program Authorizations for Expenditures marked with an asterisk on Schedule 3.1(h), and (g) liabilities (other than any relating to the proper payment of Taxes or Burdens for any period prior to the Effective Date) arising after the date that is twenty-four (24) months following the Closing Date for which Seller would have been required to indemnify Buyer if such liabilities had arisen within the twenty-four (24)-month period following the Closing Date.

        "Burdens" means all of lessors' royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production.

        "Business Day" means any day when commercial banks are generally open for regular business in the states of New York and Colorado.

        "Closing" means the closing of the transactions contemplated by the Agreement at 10:00 a.m., Denver, Colorado time, at the offices of Hogan & Hartson L.L.P., 1200 17th Street, Denver, Colorado 80202, on the Closing Date or at such other time or place as the Parties may mutually agree upon in writing.

        "Closing Date" means June 30, 2003, or such earlier date as the Parties may mutually agree upon in writing.

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreement" means the Confidentiality Agreement between Seller and Buyer dated May 13, 2003.

        "Contracts" means the Material Contracts, the Affiliate Contracts and the Other Contracts.

        "Corporate Documents" means the Certificate or Articles of Incorporation and By-Laws or the equivalent documents of a corporation.

        "Easements" means Seller's exclusive and/or non-exclusive rights to the use and occupancy of the surface, including, without limitation, tenements, appurtenances, surface leases, easements, permits, licenses, servitudes and rights-of-way in any way appertaining, belonging, affixed or incidental to or used in connection with the ownership or operation of the Leases and Fee Interests including, without limitation, as set forth on Schedule C.

        "Effective Date" shall mean 7:00 a.m. Mountain Time on June 1, 2003.

        "Environmental Defect" shall mean: (a) a condition or activity with respect to the Assets that are in violation of any federal or state statute or regulation ("Environmental Law") relating to protection of human health and safety, natural resources, conservation, the environment, or the emission, release, storage, treatment, disposal, transportation, handling or management of industrial or solid waste, hazardous waste, hazardous or toxic substances, chemicals or pollutants, petroleum, including natural gas, natural gas liquids, or liquefied natural gas, and any wastes associated with the exploration and production of gas ("Regulated Substances"); or (b) the presence of Regulated Substances in the soil, groundwater, or surface water in, on, at or under any of the Assets in any material manner or quantity which is required to be remediated by Environmental Law or by any applicable action or guidance levels or other standards published by any governmental agency with jurisdiction over the Assets. Buyer and Seller agree that for a condition to be in violation of any statute or regulation referred to in the preceding sentence, it shall not be necessary that Seller shall be under notice of violation from a federal or state regulatory agency.

        "Facilities" means facilities and equipment that are customarily used directly in the production of Hydrocarbons, including, but not limited to injection facilities, disposal facilities, field separators, liquid extractors, compressors, gathering systems, lines, plants, platforms, tanks and the like, that are located on or used primarily in connection with the Leases and Fee Interests.

        "Fee Interests" means: (a) all right, title and interest owned by Seller in all the fee, mineral fee and fee royalty interests described and set forth on Schedule B, insofar and only insofar as such interests cover the lands set forth on Schedule B, and (b) all right, title and interest owned by Seller in all the fee, mineral fee and fee royalty interests in or under the lands depicted as included on the maps attached as Schedule D.

        "Governmental Body" means any federal, state, tribal, county, municipal, or other federal, state or local governmental authority or judicial or regulatory agency, board, body, department, bureau, commission, instrumentality, court, tribunal or quasi-governmental authority in any jurisdiction (domestic or foreign) having jurisdiction over any Asset or Party to this transaction, or any of the transactions or matters contemplated by the Agreement.

        "Hydrocarbon Inventory" means all processed condensate and natural gas liquids inventories in storage credited to the Assets as of the Effective Date.

        "Hydrocarbons" means natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons (of whatever nature and kind, including coalbed gas), all other gases (including CO2), and all other minerals and gases of every kind and character which may be covered by or included in the Assets.

        "Knowledge" means the actual knowledge of a Party's corporate officers, division managers, their direct reports, area managers, and operation managers, without inquiry.

        "Leases" means: (a) all right, title and interest owned by Seller in the oil, gas or mineral leases and other interests as set forth on Schedule A, insofar and only insofar as such interests cover the lands and depths set forth on Schedule A, and (b) all right, title and interest owned by Seller in the gas or mineral leases and other interests in or under lands depicted as included on the maps attached as Schedule D.

        "Line Fill" means all Hydrocarbons in lines, gathering systems, plant equipment, treating and separation equipment located on or allocable to the Assets and occurring prior to the delivery point or for liquids or prior to the gas sales meter for gases.

        "Losses" means any and all losses, costs, expenses, liabilities, claims, demands, penalties, fines, assessments, settlements, damages and any related expenses of whatever kind or nature, or otherwise including, without limitation, legal, accounting, consulting and investigation expenses and litigation costs, but excluding consequential damages of a Party other than losses directly attributable to a cessation or reduction of the production of Hydrocarbons.

        "Material Contracts" means the contracts of Seller material to the Leases, Fee Interests and Other Property, and the transportation, marketing and processing of Hydrocarbons produced therefrom listed on Schedule F, insofar and only insofar as they specifically relate to the Leases, Fee Interests and Other Property, but specifically excluding Easements and Leases.

        "Other Contracts" means any contracts, agreements or arrangements of Seller affecting the Leases, Fee Interests and Other Property other than the Material Contracts and Affiliate Contracts, insofar and only insofar as they specifically relate to the Leases, Fee Interests and Other Property, but specifically excluding the Easements and the Leases.

        "Other Property" means all of Seller's or its Affiliates' right, title and interest in and to the following: (a) all wells, equipment and personal property of any kind located on the Fee Interests, Leases, Easements and Contracts as of the Effective Date, or used primarily in connection with the production, separation, storage, treatment, gathering or transportation of Hydrocarbons therefrom, including, but not limited to, tubing, casing, wellheads, pumping units, production units, compressors, valves, meters, flowlines, tanks, heaters, separators, dehydrators, pumps, injection units, gates and fences, pulling machines, warehouse stocks and microwave equipment; (b) subject to required Third Person consents, all licenses, authorizations, permits, variances and similar rights and interests related to the Fee Interests, Leases, Easements and Contracts and the property defined in clause (a) above; (c) subject to Section 4.3(m), the applicable general operating records, lease operating statements, well files (including applicable well logs and production data), production records, logs, information and engineering data relating to the Assets, lease files, land files, regulatory reports and certificates, abstracts and title work pertaining to the Fee Interests, Leases, Easements and Contracts and property defined in (a) and (b) above, but excluding: environmental compliance files (other than the portions of such files which pertain to the Assets), legal files not pertaining to Assumed Liabilities, attorney-client communications or attorney work product materials and other similar documents covered by privilege, records and documents subject to confidentiality provisions and auditor's reports of Seller; (d) Hydrocarbon Inventory and Line Fill; (e) all rights, interests and benefits to gas imbalances with respect to the Properties; (f) the Facilities; (g) field offices and the furniture and fixtures therein as set forth on Schedule H; (h) all other rights, privileges, benefits and powers conferred upon the owner and holder of the Fee Interests, Leases, Easements and Contracts and property defined in (a) through (g) above, (i) all field vehicles, (j) all of Seller's seismic, geophysical, geological, geochemical, and other geotechnical information that is related to the Assets, and (k) all of Seller's electronic mapping data and digital images of documents related to the Assets.

        "Party" means either Buyer or Seller.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization, other business entity or any Governmental Body.

        "Plugging and Abandonment" means all plugging and abandonment of wells, and associated removal of Other Property, the removal, capping or burying of all associated flowlines, the restoration of the surface, site clearance, and any disposal of related waste materials, including naturally occurring radioactive material (NORM) and asbestos on the Other Property removed. Plugging and Abandonment does not cover cleanup of polluted lands, air or water other than routine surface cleanup of the drillsite area normally associated with plugging and abandonment.

        "Property" means an accounting unit as set forth on Schedule G which is utilized by Seller for allocation of revenues and expenses from the associated Leases and Fee Interests.

        "Tax" means any and all fees (including, without limitation, documentation, license, recording, filing and registration fees), taxes (including without limitation, production, gross receipts, ad valorem, value added, windfall profit tax, environmental tax, turnover, sales, use, property (tangible and intangible), stamp, leasing, lease, user, leasing use, excise, franchise, transfer, heating value, fuel, excess profits, occupational, interest equalization, lifting, oil, gas, or mineral production or severance (including those payable to Indian tribes located in the San Juan Basin), and other taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever, imposed by any Governmental Body or taxing authority thereof, domestic or foreign, together with any and all penalties, fines, additions to Tax and interest thereon, whether or not such Tax shall be existing or hereafter adopted.

        "Third Person" means a Person other than a Party or an Affiliate of a Party.

        Section 1.3    Other Definitions in the Agreement.     The following terms shall have the respective meanings ascribed to them in the Sections of the Agreement set forth below opposite such terms:

Term	Section
Accounting Firm	4.3(k)(ii)
Affiliate Contracts	3.1(i)
Agreement Disputes	10.14
Allocated Value	2.4
Assignments	2.5
Capital Program Authorizations for Expenditures	3.1(h)
Claim Notice	8.2(a)
Closing Amount	2.2(b)(ii)
Cure Period	7.3
Deeds	2.5
Defensible Title	7.1
Deposit	2.2(b)(i)
Disputed Claim	8.4
Dispute Notice	10.14(a)
Employees	4.3(j)
Environmental Defect Notice Date	6.1
Environmental Defect Value	6.1
Final Recap	4.3(k)(i)
Final Recap Statement	4.3(k)(i)
Indemnified Party	8.2(a)
Indemnifying Party	8.2(a)

Laws	3.1(f)
Letters in Lieu	4.3(b)(iii)
Notice Period	8.2(a)
Permitted Encumbrances	7.1
Preferential Purchase Rights	3.1(g)
Preliminary Settlement Statement	4.3(b)(ii)
Purchase Price	2.2(a)
Real and Personal Property Taxes	5.1(a)
Real and Personal Property Taxes	5.1(b)
Remediation	6.1
Remediation Plan	6.1
Title Defect	7.1
Title Defect Escrow Funds	7.2
Title Defect Property	7.1
Title Defect Notice Date	7.2
Title Defect Value	7.2

        Section 1.4    Rules of Construction.     For purposes of the Agreement:

        (a)    General.     Unless the context otherwise requires, (i) "or" is not exclusive; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with accounting principles that are generally accepted in the United States of America; (iii) words in the singular include the plural and words in the plural include the singular; (iv) words in the masculine include the feminine and words in the feminine include the masculine; (v) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; and (vi) a reference to a Person includes its successors and assigns.

        (b)    Articles and Sections.     References to Articles and Sections are, unless otherwise specified, to Articles and Sections of the Agreement. Neither the captions to Articles or Sections hereof nor the Table of Contents shall be deemed to be a part of the Agreement.

        (c)    Exhibits and Schedules.     The Exhibits and Schedules form part of the Agreement and shall have the same force and effect as if set out in the body of the Agreement.

        (d)    Other Agreements.     References herein to any agreement or other instrument shall, unless the context otherwise requires (or the definition thereof otherwise specifies), be deemed references to that agreement or instrument as it may from time to time be changed, amended or extended. There is no incorporation by reference unless stated.

ARTICLE 2
SALE AND PURCHASE

        Section 2.1    Assets.     At the Closing, Seller shall and shall cause its Affiliates to sell, assign, transfer and convey to Buyer the Assets and Buyer shall purchase and pay for the Assets and assume the Assumed Liabilities. Notwithstanding any provision contained in this Agreement to the contrary, Seller intends to sell and hereby sells, and Buyer intends to purchase and hereby purchases, all Leases, Fee Interests, Facilities, Other Property and Easements of Seller and its Affiliates related to any lands located within the San Juan Basin in New Mexico and Colorado, whether or not listed and identified on the Schedules attached to this Agreement.

        Section 2.2    Purchase Price and Payment.     With respect to the purchase price:

        (a)    The Purchase Price.     The purchase price (the "Purchase Price") shall be the sum of Sixty Million Four Hundred Fifty Five Thousand Dollars ($60,455,000).

        (b)    Purchase Price Payment.     The Purchase Price shall be paid in two installments as follows:

          (i)    On the date of the execution of the Agreement, Buyer shall deliver to Seller a performance guaranty deposit in cash equal to ten percent (10%) of the Purchase Price (the "Deposit"). The Deposit shall be placed in an interest-bearing account and the Deposit, including accrued interest, shall be non-refundable except as expressly provided herein.

          (ii)   The Purchase Price, as adjusted pursuant to Section 2.3, less the sum of the Deposit, plus accrued interest (the "Closing Amount") shall be paid at the Closing.

        Section 2.3    Adjustments to the Purchase Price.     The Purchase Price shall be adjusted at Closing pursuant to Section 4.3(b)(ii) and, after Closing, pursuant to Section 4.3(k) as follows:

        (a)    Upward Adjustments.     The Purchase Price shall be adjusted upward by the following:

          (i)    the amount of all direct costs and expenditures chargeable to Seller's interest incurred and to be paid by or on behalf of Seller, provided that to the extent the actual costs and expenses to be incurred are not known at the Closing Date, the adjustment will be made utilizing Seller's estimates (after approval by Buyer) based upon past months activities on the Assets:

            (A)  that are attributable to the drilling, completion, recompletion, reworking, operation and maintenance of the Assets on and after the Effective Date through the Closing Date;

            (B)  bonuses, lease rentals and shut-in payments due after (and expressly excluding those due before) the Effective Date through the Closing Date;

            (C)  ad valorem, property and other Taxes that are allocated to the Buyer pursuant to Article 5 due after the Effective Date through the Closing Date; and

            (D)  amounts relating to obligations arising under the Contracts with respect to operations or production on and after the Effective Date through the Closing Date;

          (ii)   the value (based upon prevailing market prices) of the Hydrocarbon Inventory net of all Taxes and Burdens;

          (iii)  the amount of:

            (A)  all direct unrelated Third Person costs and expenditures chargeable to Seller's interest and paid by Seller that are attributable to the drilling, completion, recompletion, reworking, operation and maintenance of the Assets on and after the Effective Date and prior to the Closing Date; and

            (B)  amounts relating to obligations arising under the Contracts, and COPAS charges all with respect to operations and production paid by Seller that are attributable to the Assets on and after the Effective Date and prior to the Closing Date;

          (iv)  the value (based upon the prevailing market price on the Effective Date for such Hydrocarbons less all applicable deductions and Burdens) of the net positive Hydrocarbon balance, if any, in storage or in transit above the pipeline connection as of the Effective Date and not previously sold by Seller that is allocable to the Assets; the amount of such Hydrocarbon balance in storage or in transit as of the Effective Date will be based upon the statements delivered to Seller by Third Party transport contractors detailing the amount of such Hydrocarbons as of the Effective Date; and

          (v)   any other amount agreed upon by Seller and Buyer in writing prior to the Closing.

        (b)    Downward Adjustments.     The Purchase Price shall be adjusted downward by the following:

          (i)    the amount of all proceeds to be received by Seller that are attributable to the ownership and operation of the Assets on or after the Effective Date through the Closing Date, (provided that to the extent the actual proceeds to be received for Hydrocarbons are not known at the Closing Date, the adjustment will be made utilizing Seller's estimates (after approval by Buyer) based upon past months production from the Assets), including, without limitation:

            (A)  gross proceeds (net of Burdens) for Hydrocarbons sold through the Closing Date; and

            (B)  the higher of the Allocated Value or the proceeds from the disposition (with the consent of Buyer, when required, as provided in Section 4.1(b)(ii)) of all or any portion of the Assets.

          (ii)   the amount of all Title Defect Values for which Seller is liable pursuant to Section 7.2 that are known and agreed upon or settled as of the time of Closing;

          (iii)  the amount of all Environmental Defect Values for which Seller is liable pursuant to Section 6.3 that are known and agreed upon or settled as of the time of Closing;

          (iv)  the amount payable pursuant to Section 4.3(f) for any casualty loss;

          (v)   the estimated amount held in Suspense Accounts referred to in Section 4.3(o);

          (vi)  the value (based upon the prevailing market price on the Effective Date for such Hydrocarbons less all applicable deductions and Burdens) of the net negative Hydrocarbon balance, if any, that Seller is under obligation to deliver to the pipeline connection as of the Effective Date and not previously delivered by Seller that is allocable to the Assets; the amount of such Hydrocarbon balance to be delivered as of the Effective Date will be based upon the statements delivered to Seller by Third Party transport contractors detailing the amount of such Hydrocarbons as of the Effective Date; and

          (vii) any other amount agreed upon by Seller and Buyer in writing prior to the Closing.

        Section 2.4    Allocation of Purchase Price.     Schedule G sets forth an allocation of the Purchase Price among Properties and other designated items that comprise the Assets (the "Allocated Value").

        Section 2.5    Transfer of the Assets, Etc.     At the Closing, Seller and Buyer shall execute and acknowledge, and Seller shall deliver, assignments substantially in the form of Exhibit A (the "Assignments"), deeds substantially in the form of Exhibit B (the "Deeds"), quitclaim deeds, with respect to mineral interests acquired by quitclaim, substantially in the form of Exhibit C (the "Quitclaims") and such certificates or other documents (including BLM, State and BIA assignment forms) as are required to effect the transfer of the Assets, or the subsequent operation thereof. Buyer and Seller shall also execute and deliver such change of operator forms as are required by applicable Governmental Bodies to transfer operatorship of the Assets to Buyer.

        Section 2.6    Method of Payment.     Any amount payable under the Agreement shall be payable in immediately available funds by means of a wire transfer, if to Seller, to Seller's Bank of America account, MarkWest Hydrocarbon Operating Account, No. 12330-31953 (with immediate telephone notice to Don Heppermann at (303) 925-9223, or if to Buyer, to Buyer's account as may be designated by Buyer or to such other account number and depository as Seller or Buyer may by written notice direct.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

        Section 3.1    Seller.     Seller represents and warrants to Buyer that:

        (a)    Organization and Standing.     Each of Parent and Resources has been duly organized and is validly existing and in good standing under the laws of its state of incorporation and is in good standing as a foreign corporation in all jurisdictions where the nature of its properties or business requires it.

        (b)    Authority.     Seller has the corporate power and authority to enter into and perform the Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and the Agreement has been duly executed and delivered by Seller.

        (c)    Validity of Agreement.     The Agreement is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with the terms of the Agreement, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors' rights in general. The enforceability of Seller's obligations under the Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        (d)    No Violation.     The execution and delivery of the Agreement and the performance by the Seller of the terms of the Agreement do not conflict with or result in a violation of the Corporate Documents of Seller or any agreement, instrument, order, writ, judgment or decree to which Seller is a party or to which it or the Assets are subject.

        (e)    Legal Proceedings.     As of the date of the Agreement, there are no pending suits, actions, arbitrations, mediations or proceedings as to which Seller has been served process or received notice before any court or Governmental Body which would adversely affect the Assets, or hinder, impede or prevent Seller from consummating the transactions contemplated by the Agreement. To Seller's Knowledge, there are no pending suits, actions, arbitrations, mediations or proceedings as to which Seller has not been served process or received notice, or that are overtly threatened before any court or Governmental Body which would adversely affect the Assets, or hinder, impede or prevent Seller from consummating the transactions contemplated by the Agreement.

        (f)    Compliance with Applicable Laws.     Seller, in the operation of those Assets that Seller operates and, to Seller's Knowledge, the operator in the case of those Assets Seller does not operate, is in compliance with any applicable laws, orders, rules, regulations, judgments or decrees of any Governmental Bodies, including the common or civil law, including but not limited to those relating to occupational safety and health, consumer product safety, employee benefits, zoning laws or regulations or other applicable laws or regulations ("Laws"), and is, to Seller's Knowledge, in compliance with Environmental Laws, except where failure to comply could not reasonably be expected to have a material adverse effect on the Assets.

        (g)    Contracts.

          (i)    The Assets are not subject to: (A) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly; or (B) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of Five Thousand Dollars ($5,000).

          (ii)   With respect to the Assets, (A) all Material Contracts are to Seller's Knowledge in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (B) Seller is not in material breach or default with respect to any of its obligations pursuant to any such Material Contract; (C) all payments (including, without limitation, valid calls for advance payment under unit or operating agreements) due by Seller thereunder have been made by Seller; (D) to Seller's Knowledge, no other party to any Material Contract relating to any Asset is in breach or default with respect to any of its obligations thereunder to the extent such breach or default would have a material adverse impact on any of the Assets; and (E) neither Seller nor, to Seller's Knowledge, any other party to any Material Contract has given notice of any action to terminate, cancel, rescind, or procure a judicial reformation of a Material Contract or any provision thereof.

          (iii)  No Contracts contain any provision that prevents Buyer from owning, managing and operating the Assets in accordance with historical practices.

          (iv)  Except as set forth in Schedule 3.1(g) hereto, no lease, operating agreement or other agreement or document relating to the Assets contains any option, right of first refusal or similar preferential right to purchase a material interest in any portion of the Assets ("Preferential Purchase Rights") that will become exercisable by the consummation of the sale contemplated by this Agreement. To the Knowledge of Seller, except as set forth in Schedule 3.1(g), no Lease, operating agreement or other agreement or document relating to the Assets contains any requirement that any Assets cannot be assigned to Buyer without the prior consent of a third party.

        (h)    Outstanding Obligations.     Except as set forth on Schedule 3.1(h), as of the Effective Date, there are no existing commitments or obligations for which Buyer will be liable to pay costs or expenses in excess of Twenty-five Thousand Dollars ($25,000) for drilling, completing, equipping, maintaining, deepening, side tracking, reworking, plugging and abandonment or other similar costs or expenses arising from or relating to the ownership of the Assets. Schedule 3.1(h) lists, as of the date of this Agreement, (i) all outstanding calls under "Authorizations for Expenditures" for payment that are due or that Seller has committed to make which have not been made, (ii) all material operations with respect to which Seller has become a non-consenting party where the effect of such non-consent is not disclosed on Schedule F, (iii) all commitments for the expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent, and (iv) all current 2003 capital program "Authorizations for Expenditures," reflecting status in payment and costs incurred to date (the "Capital Program Authorizations for Expenditures").

        (i)    Affiliate Contracts.     All of the existing Contracts solely between Seller and any of its Affiliates affecting or providing services or support to any of the Assets or operations on the Assets are listed on Schedule 3.1(i) ("Affiliate Contracts").

        (j)    Taxes.     To Seller's Knowledge, all material ad valorem, property, production, severance, sales, gross receipts, excise, use, employee, income, franchise and similar taxes and assessments based on or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom on the Assets which have become due and payable prior to the Effective Date have been properly paid prior to becoming delinquent or, with respect to those taxes and assessments that are being contested, adequate reserves have been established; and all returns and reports with respect to such matters have been duly and timely filed.

        (k)    Payout Balances.     The payout balances with respect to any of the Assets that are subject to future change on account of reversionary interests, non-consent penalties or similar agreements or arrangements set forth on Schedule 3.1(k) are correct as of the dates shown on such statements.

        (l)    No Consents Required.     Except as set forth on Schedule 3.1(l) or consents required from Governmental Bodies as part of an ordinary course transfer, consents, approvals or other action by, or filing with any Person or Governmental Body is required in connection with the execution, delivery and performance by Seller of the Agreement.

        (m)    Tax Partnerships.     Except as set forth on Schedule 3.1(m), the Assets are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, or any similar state statute. At or prior to the Closing Date, any "tax credit transactions" shall have been finalized or unwound.

        (n)    Prepayment.     Seller has not received any payments by virtue of a prepayment arrangement under any Contract (or entered into a prepayment arrangement) for the sale of Hydrocarbons, of a production payment or of any other arrangement (other than gas balancing arrangements), which would obligate Seller to deliver Hydrocarbons produced from the Assets at some future time without receiving full payment therefor.

        (o)    Payments.     To Seller's Knowledge, all payments of any kind required to be made by Seller to Third Persons or an Affiliate of Seller under any Contract or otherwise with respect to the Assets have been properly and timely paid, except for any such payments that are being contested in good faith.

        Section 3.2    Buyer.     Buyer represents and warrants to Seller that:

        (a)    Organization and Standing.     Buyer has been duly organized and is validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in all jurisdictions where the nature of its properties or business requires it and is duly qualified to own federal, Indian and state leases in those states where the Assets are located.

        (b)    Authority.     Buyer has the corporate power and authority to enter into and perform the Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and the Agreement has been duly executed and delivered.

        (c)    Validity of Agreement.     The Agreement is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with the terms of the Agreement, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors' rights in general. The enforceability of Buyer's obligations under the Agreement is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        (d)    No Violation.     The execution and delivery of the Agreement and the performance by Buyer of the terms of the Agreement do not conflict with or result in a violation of the Corporate Documents of Buyer or of any agreement, instrument, order, writ, judgment or decree to which Buyer is a party or is subject.

        (e)    No Consents Required.     No consents, approvals or other action by, or filing with any Person or Governmental Body is required in connection with the execution, delivery and performance by Buyer of the Agreement.

        (f)    Securities Representation.     Buyer is an experienced and knowledgeable investor and operator in the oil and gas business and is acquiring the Assets for Buyer's own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own expertise and legal, tax, engineering and other professional counsel concerning this Agreement, the Assets and the value thereof.

        (g)    Available Funds.     Buyer has all the funds necessary to pay the Purchase Price, and any other amounts contemplated by this Agreement, currently available (funds that can be drawn under irrevocable commitments from lenders being termed "available"). Seller's ability to consummate the transactions contemplated hereby is not contingent on its ability to complete any public or private placement of securities prior to or on the Closing Date.

        Section 3.3    Limitations on Representations and Warranties.

        (a)    Disclaimer of Representations and Warranties.     THIS AGREEMENT AND ANY ASSIGNMENT, BILL OF SALE, DEED, LEASE OR OTHER CONVEYANCE EXECUTED PURSUANT HERETO SHALL BE WITHOUT ANY EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION AS TO THE CONDITION, QUALITY, QUANTITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY OF THE EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS AND SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS," "WHERE IS" CONDITION. IN ADDITION, SELLER MAKES NO WARRANTY OR REPRESENTATION EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO PRICING ASSUMPTIONS, AS TO THE VALIDITY OF SELLER'S ALLOCATION OF PRODUCTION OCCURRING OR POSSIBLY OCCURRING BETWEEN ZONES IN THE ASSETS OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS OR ANY OTHER MATTERS CONTAINED IN THE DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES. THE ASSIGNMENTS AND BILLS OF SALE, LEASES, DEEDS OR OTHER CONVEYANCES TO BE DELIVERED BY SELLER AT CLOSING SHALL EXPRESSLY SET FORTH THE DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3.3(A).

        (b)    No Warranty or Representation on Seller's Information.     SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS, OR MATERIALITY OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER BY SELLER OR ITS REPRESENTATIVES IN CONNECTION WITH THE ASSETS OR THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, ALLOWABLES OR OTHER REGULATORY MATTERS, POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY OTHER MATERIAL FURNISHED TO BUYER BY SELLER. ANY AND ALL SUCH DATA, INFORMATION AND MATERIAL FURNISHED BY SELLER IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT BUYER'S SOLE RISK.

ARTICLE 4
COVENANTS

        Section 4.1    Seller's Covenants.     Seller covenants with Buyer as follows:

        (a)    Access.     Except as set forth in Articles 5, 6 and 7 or except such records or data which Seller is prevented by contractual obligations with Third Persons from disclosing, from the date hereof to the Closing Date, Seller shall afford and shall cause to be afforded to Buyer and Buyer's representatives full and reasonable access to the Assets, and information related thereto, in the possession of Seller or to which Seller can reasonably arrange access during normal working hours. NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SO SUPPLIED, AND BUYER AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM ARE THE RESULT OF INDEPENDENT REVIEW AND JUDGMENT.

        (b)    Conduct of Business.

          (i)    Prior to Closing Seller shall:

            (A)  maintain and operate the Assets in accordance with standard practices and the practices historically employed with respect to the Assets and comply in all material respects with Laws and perform in all material respects the obligations under the Contracts;

            (B)  provide Buyer, as soon as reasonably practicable following receipt by Seller, with copies of all proposals for drilling or other operations proposed by Third Persons, and obtain Buyer's written consent for any such proposals to be made by Seller prior to the time they are sent to Third Persons; and

            (C)  continue the marketing of Hydrocarbons from the Assets consistent with past practice.

          (ii)   Without the consent of Buyer (which shall be provided as reasonably far in advance of the deadline for responses to Third Persons as will provide Seller with reasonable time to respond, or shall be deemed to be denied), prior to Closing Seller shall not:

            (A)  waive, compromise or settle any right or claims in excess of Ten Thousand Dollars ($10,000) for which Buyer will have liability hereunder or that will result in an upward adjustment to the Purchase Price pursuant to Section 2.3;

            (B)  incur obligations with respect to or undertake any transactions relating to the Assets other than transactions (1) in the normal, usual and customary manner, (2) of a nature and in an amount consistent with prior practice, and (3) in the ordinary course of business of owning and operating the Assets;

            (C)  enter into any new material agreements or commitments with respect to the Assets;

            (D)  abandon any property which includes Leases, Fee Interests or Easements;

            (E)  modify in any material respect any of the Leases or Material Contracts;

            (F)  encumber, sell or otherwise dispose of any of the Assets, other than Other Property which is replaced by equivalent property or which is consumed in the normal operations of Seller's business;

            (G)  make or obligate itself to make any single expenditure for Seller's interest on any well in excess of Ten Thousand Dollars ($10,000) other than expenditures that are permitted under applicable operating agreements, or that are required for safety or other emergencies or are required by Governmental Bodies to be expended;

            (H)  accelerate the rate of production from the Leases and Fee Interests other than in the ordinary course of business and consistent with standard practices; or

            (I)   diminish the Hydrocarbons used for Line Fill from the quantities present at the time the Assets were identified for sale or thereafter other than in the ordinary course of business and consistent with standard practices.

        (c)    Release of Encumbrances.     Prior to Closing, Seller shall use its commercially reasonable best efforts to obtain the statements and releases referred to in Section 9.1(d) and Section 9.2(d).

        Section 4.2    Covenants of Buyer.     Buyer covenants with Seller as follows:

        (a)    Assumption of Assumed Liabilities.     At the Closing, with effect as of the Effective Date, Buyer shall assume the Assumed Liabilities.

        (b)    Qualification to do Business in Colorado and New Mexico.     Prior to Closing, Buyer shall qualify to do business as a foreign corporation in the States of Colorado and New Mexico.

        (c)    No Use of "MarkWest" Name.     At the Closing Buyer shall cease to use any trademarks, symbols or trade names containing "MarkWest," or similar words associated with Seller. Notwithstanding anything to the contrary herein, Buyer shall have thirty (30) days from the Closing Date to remove, replace, cover or paint over any identifications and signs on, or at the locations of, the Assets.

        Section 4.3    Covenants of Seller and Buyer.     Seller and Buyer covenant to each other as follows:

        (a)    Compliance with Conditions Precedent.     Each Party shall use its best efforts to cause the conditions precedent set forth in Article 9, applicable to such Party, to be fulfilled and satisfied as soon as practicable but in any event prior to Closing.

        (b)    Preparation of Closing Documents.     With respect to Closing Documents:

          (i)    Forms of Assignment.     Seller shall commence the preparation of all forms of Assignments, Deeds, and other conveyances and transfers pursuant to the Agreement along with all applicable schedules and exhibits to such forms of Assignments, Deeds and other conveyances and shall begin delivering such draft forms to Buyer reasonably promptly so that Buyer can review and agree to such documents between the time of execution of the Agreement and Closing. Seller and Buyer shall jointly prepare a description of major equipment, Facilities and fixtures included in the Assets, such description to be appended to a bill of sale delivered by Seller to Buyer at Closing.

          (ii)    Preliminary Settlement Statement.     No later than five (5) days prior to Closing, Seller shall present a proposed preliminary settlement statement showing the calculation of the Closing Amount ("Preliminary Settlement Statement"). Buyer shall advise Seller of any proposed changes or objections to the Preliminary Settlement Statement no less than two (2) days prior to Closing and the Parties shall thereafter diligently attempt to resolve all issues in regard to the Preliminary Settlement Statement on or before Closing. If such matters cannot be resolved as of the Closing Date, the Closing Amount shall be the average of the Closing Amounts proposed by Seller and Buyer and the matter shall be resolved in connection with the Final Recap subsequent to Closing.

          (iii)    Letters in Lieu.     Seller shall prepare and present to Buyer for review and approval, prior to Closing, the form of transfer orders or letters in lieu and associated exhibits thereof in a form reasonably acceptable to Buyer and the applicable purchasers of production ("Letters in Lieu").

        (c)    Recording.     Buyer shall be solely responsible for promptly recording the Assignments, Deeds, and any other documents related to the conveyance of the Assets, and shall promptly furnish Seller with the recording information. Buyer shall be responsible for all filings with state, Indian and federal agencies for change of operator, and shall promptly provide Seller with the original approved copies of all such filings, or confirmation thereof. All governmental office recording and filing fees shall be paid by Buyer and where paid by Seller, reimbursed by Buyer promptly after receipt of an invoice.

        (d)    Press Release.     Prior to Closing and for a period of thirty (30) days following Closing, neither Party shall make any press release or other announcement in connection with the Agreement without first consulting with the other Party and accommodating all reasonable requests to the other Party regarding the timing of such press release or announcement or the statements made in such press release or announcement. Following such consultation and good faith attempt to make reasonable accommodations, either Party may make any announcement or press release that it believes is either required by applicable Law or the rules of any stock exchange, or is advisable in connection with such Party's obligation to provide public disclosure regarding its activities. This provision shall not apply to any filing with any Governmental Body or stock exchange required by Law, rule or regulation.

        (e)    Brokers.     The Parties represent to each other, that no broker, finder, financial advisor or similar person has been retained by a Party except as set forth in this Section 4.3(e). Seller represents that Seller has retained Petrie Parkman & Co. as financial advisor in connection with the transaction contemplated by the Agreement.

        (f)    Risk of Loss.     The risk of casualty loss relating to the Assets shall pass from Seller to Buyer as of the Effective Date. If, prior to the Effective Date, all or any material portion of an Asset is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending or threatened, Buyer shall purchase such portion of the Assets, notwithstanding any such destruction, taking or pending or threatened taking. Seller shall pay to Buyer (as an adjustment to the Purchase Price) all sums paid to Seller by Third Persons by reason of the destruction or taking of such portion of the Assets to be assigned to Buyer, and shall assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from Third Persons arising out of the destruction, taking or pending or threatened taking as to such interest. If prior to the Effective Date, the applicable Assets are destroyed by fire or other casualty and the sums transferred to Buyer pursuant to the foregoing sentence do not equal the amount necessary to replace or restore the pertinent Assets to the condition they were in prior to such fire or casualty, Seller shall pay to Buyer, or the Purchase Price shall be reduced by the additional amount necessary to repair or replace all destroyed Assets or restore the Assets to their condition prior to the fire or casualty loss. If the sums that Seller would be responsible for pursuant to the foregoing sentence exceed fifty percent (50%) of the Allocated Value of the pertinent Asset, Seller may elect to remove the Asset from the sale and reduce the Purchase Price by the Allocated Value of the pertinent Asset. Seller shall not voluntarily compromise, settle or adjust any material amounts payable by reason of any material destruction, taking or pending or threatened taking as to any Asset without first obtaining the written consent of Buyer, which shall not be unreasonably withheld.

        (g)    Post-Closing Access.     Except as otherwise expressly provided herein, from and after the Closing Date, Buyer and Seller shall reasonably cooperate and afford each other or cause to be afforded to their respective officers, employees, accountants and other representatives access, upon reasonable notice, during business hours with respect to the facility to which access has been requested, to review and copy the books, documents, databases or other records relating to the Assets, and, with respect to Buyer, relating to periods after the Effective Date and, with respect to Seller, relating to periods prior to the Effective Date (which books, documents, databases, records or other information the Parties shall cooperate and assist one another in identifying and locating). Access to Tax records shall be governed by Article 5.

        (h)    Preferential Purchase Rights.     With respect to Preferential Purchase Rights:

          (i)    Seller shall notify all holders of Preferential Purchase Rights of the terms and conditions of this Agreement to which the holders of such rights are entitled. Seller shall keep Buyer informed on a current basis as receipt of responses from the holders of Preferential Purchase Rights are received or applicable exercise periods expire without exercise or response from the holders. Seller shall provide Buyer with copies of all such correspondence between Seller and such holders of Preferential Purchase Rights as such correspondence is received.

          (ii)   To the extent any Preferential Purchase Rights are validly exercised by any Third Person entitled to exercise such rights, then the Assets subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Agreement. The Purchase Price shall be adjusted by the portion of the Allocated Value representing the portion of the Assets subject to such exercised Preferential Purchase Right. In the event any Third Person initially elects to exercise a particular Preferential Purchase Right, but subsequently refuses or elects not to consummate the purchase under the Preferential Purchase Right and such refusal occurs prior to one hundred eighty (180) days following the Closing Date, Buyer shall purchase such interests covered by the Preferential Purchase Right for its Allocated Value as of the Effective Date and the closing of such transaction shall take place on a date mutually acceptable to Seller and Buyer not more than thirty (30) days following such failure or refusal.

          (iii)  If a Preferential Purchase Right has not been waived prior to Closing or has expired pursuant to its terms, the Assets subject to such right shall be included in the Assets conveyed at Closing and there shall be no adjustment to the Purchase Price or account of such Preferential Purchase Right. If the holder of the Preferential Purchase Right validly exercises the right subsequent to Closing, Buyer shall convey the affected property to the holder of the right, and shall retain the payment therefor.

          (iv)  Notwithstanding the provisions of subparagraphs (i)–(iii) above or Section 4.3(i) below, the Assets transferred to Buyer at Closing will not include Minerals Agreement No. ###-##-#### dated April 17, 1999, from the Southern Ute Indian Tribe and the wells and property associated therewith, unless prior to Closing Seller has obtained all necessary consents and waivers of preferential rights under such Minerals Agreement. In that event, the purchase price will be adjusted downward at Closing by the Allocated Value of the wells associated with such Minerals Agreement. At such time as the consents and waivers of preferential rights are obtained by Seller under the Minerals Agreement, Seller and Buyer shall close the sale and transfer of the Minerals Agreement and the associated wells and property under the terms of this Agreement.

        (i)    Required Consents.     If Seller shall fail to obtain any consent required for the transfer of any Asset, Seller's failure shall be handled as follows:

          (i)    If the holder of the right to consent affirmatively refuses to consent prior to Closing, such refusal shall be considered a Title Defect under Section 7.1 and the Title Indemnity Payment therefor shall equal the Allocated Value (or portion thereof) of the affected Property (or portion thereof).

          (ii)   Except for approvals from Governmental Bodies normally received subsequent to assignment, if Seller believes a consent may be obtained subsequent to Closing, the Property shall be held by Seller for the benefit of Buyer after Closing and Seller shall provide Buyer with the economic benefits thereof until the earlier of the date such consent is received or until ninety (90) days following Closing, and Buyer shall pay for the property at Closing in accordance with the Agreement as though the consent had been obtained. If Seller obtains the consent on or before ninety (90) days following Closing, then Seller shall deliver conveyances of the property to Buyer. If the consent is not obtained or is affirmatively refused on or before ninety (90) days following Closing, Seller shall refund the Allocated Value of the affected portion of the Property to Buyer less any net revenues (revenues net of costs and Burdens) received by Buyer in connection with such affected portion of the Property and Seller's holding for the benefit of Buyer shall terminate.

        (j)    Employee Matters.     Buyer shall have the right to solicit the field employees of Seller (and any other employees of Seller that Seller identifies in writing) who work directly on or in connection with the Assets ("Employees"), and shall have the right to offer employment to and hire any such Employees. If Buyer hires any Employee, the terms of employment shall be at Buyer's discretion; provided, however, that Buyer shall provide such Employee the benefits that are provided to other employees of Buyer on the same terms.

        (k)    Final Recapitulation Settlement; Subsequent Audits and Settlements.     With respect to final recapitulation and audits:

          (i)    Within ninety (90) days after the Closing Date, Seller shall provide to Buyer, for Buyer's review, a proposed final recapitulation settlement in the form of the Preliminary Settlement Statement (the "Final Recap Statement") to account for all adjustments to the Purchase Price known as of such date pursuant to Sections 2.2 and 2.3 (the "Final Recap"). Buyer shall have the right, for sixty (60) days after receipt of the Final Recap Statement, to audit the Final Recap Statement. If Buyer disagrees with the Final Recap Statement, Buyer and Seller shall use best efforts to reach agreement within thirty (30) days following Buyer's audit of the Final Recap Statement.

          (ii)   Should the Parties be unable to resolve any disagreements, such disagreement shall, at the earliest practicable date, be referred, by either or both of the Parties, to Ernst & Young (the "Accounting Firm"), along with all audit reports, work papers, schedules and calculations related to the matter in dispute. Within twenty-five (25) days after such submission, the Accounting Firm shall issue a letter report determining the Final Recap, which shall be final and binding. Any fees and expenses incurred in resolving disputes shall be borne equally by the Parties.

          (iii)  Payment of any amounts owed under the Final Recap is due thirty (30) days from the date Seller and Buyer agree on the Final Recap Statement, or ten (10) days from the determination of the Final Recap by the Accounting Firm, whichever is later. Interest will be applied at the Agreed Rate to any amounts if not paid when due from the date such payment is due.

        (l)    Further Assurances.     Each Party shall, from time to time at the request of the other, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification and termination and take such other action as the Party making the request may require to effectuate the intentions of the Parties, including those required to sell, transfer, convey and assign to, and vest in Buyer, and to place Buyer in possession of the Assets and to transfer, assign or convey the excluded assets to Seller. Seller intends to convey the Assets at Closing; however, in the event it is determined after Closing that: (i) any part of the Assets was not in fact conveyed to Buyer, and that the title to any part of the Assets is incorrectly in the name of Seller; (ii) any excluded asset is conveyed to Buyer and that the title to such excluded asset is incorrectly in the name of Buyer; then each Party shall take all such action necessary to correctly convey any part of Assets to Buyer, or any part of the excluded assets to Seller.

        (m)    Files Transfer.     Seller shall deliver the originals of all the files and records described in item (c) set forth in the definition of Other Property. Seller shall use its reasonable efforts to transfer relevant well files in Seller's inactive storage as soon as practicable following Closing, but Seller shall not be liable if it fails to identify such files after exercising its reasonable efforts, or if such files are inadvertently destroyed prior to such transfer. Buyer shall designate the method of shipment and the carrier far enough in advance to allow for timely shipment and will be solely responsible for the cost and expense of shipment and for any losses occurring as a result of such shipment. BUYER SHALL ACCEPT ALL INTERPRETIVE DATA WITHOUT ANY WARRANTY OR REPRESENTATION REGARDING ACCURACY OR CORRECTNESS THEREOF. Notwithstanding the provisions of item (c) of the definition of Other Property regarding legal files and files subject to attorney-client privilege, if such documents are pertinent to Assumed Liabilities or future obligations on the Assets, Seller will waive privilege and provide such documents unless it reasonably believes such waiver is likely to cause material adverse consequences to Seller. Seller shall also use its reasonable efforts to obtain waivers of any Third Person restrictions on the transfer of any files or information.

        (n)    Gas Balancing.

          (i)    Seller represents that, to the Knowledge of Seller, all wellhead gas imbalances associated with the Assets as of the date of this Agreement are set forth on Schedule I. Within ninety (90) days following the Closing for Properties operated by Seller, and as soon as possible after the receipt of statements from the operators of Properties not operated by Seller, Seller shall provide to Buyer detailed gas balancing statements on a Property-by-Property basis (other than for Properties excluded from the Assets or conveyed to Third Parties on account of the exercise of preferential purchase rights), in accordance with COPAS for all owners as to Seller-operated Properties (other than properties owned solely by Seller) and in accordance with generally accepted accounting procedures for Seller's interest as prepared by the operator as to all other Properties, showing in each case the gas balances in such Properties as of the Effective Date. Buyer shall have one-hundred eighty (180) days following Closing to audit and reconcile gas balances with respect to such Properties and object to gas balances whether or not shown on the statements provided by Seller. Promptly following agreement by Seller and Buyer of the net gas imbalance as of the Effective Date, Seller shall pay to Buyer if there is a net overproduction balance, or Buyer shall pay to Seller if there is a net underproduction balance, $2.00 per Mcf of the imbalance. The payment shall be made only with respect to the net volume of the imbalance after deduction of volumes attributable to unpaid Burdens. If there is a dispute as to the volume of imbalance, the foregoing adjustment payment shall be made as promptly as possible to the undisputed imbalance volume, and the remainder of the adjustment payment shall be made upon settlement of the dispute. Either Party may commence dispute resolution in accordance with Section 10.14 when it reasonably appears a dispute exists with regard to the matters covered by this Section 4.3(n).

          (ii)   Notwithstanding the payment adjustment to be made pursuant to Section 4.3(n)(i), Seller shall have the obligation to pay any cash gas balancing settlements to Third Persons, attributable to periods on or before the Effective Date which (A) arise by virtue of the transactions contemplated by the Agreement; (B) are related to Properties included within the Assets that had permanently ceased production prior to the Effective Date; or (C) are required pursuant to any other cash gas balancing obligation due as of the Effective Date. To the extent Seller pays any such cash gas balancing amounts, Seller's gas balance as of the Effective Date shall be adjusted for all volumes for which cash payments are made.

        (o)    Suspense Accounts.     The Purchase Price shall be adjusted downward by an amount equal to the amount of the "Suspense Accounts" held by Seller, being those funds which Seller is holding as of the Closing Date which are owing to third party owners of royalty, overriding royalty, or working interests in respect of past production of oil, gas or other hydrocarbons attributable to the Assets. Seller covenants to deliver to Buyer, within thirty (30) days after Closing, in a mutually agreeable electronic format, the following information with respect to such Suspense Accounts: owner name, owner number, owner social security number (if known to Seller), reason for suspense, and the amount of suspense funds payable for each entry, together with monthly line item production detail for all suspense entries. Upon receipt of such information, Buyer (i) shall administer all such Suspense Accounts and assume all payment obligations relating to the Suspense Accounts so transferred in accordance with all applicable laws, rules and regulations, and shall be liable for the payment thereof to the proper parties and (ii) indemnify and hold Seller harmless from Buyer's failure to comply with Buyer's obligations under the preceding item (i); provided that, Seller will retain all responsibility and liability for (x) statutory penalties and interest, if any, owing to any interest owner attributable to the Suspense Accounts accruing prior to the Effective Date and (y) statutory penalties and interest, if any, attributable to the Suspense Accounts accruing prior to the Effective Date, payable to any state under existing escheat or unclaimed property statutes. In the event any such statutory penalties or interest are due to any respective suspense account owner or any state and Seller fails to promptly reimburse such sums to Buyer, upon Buyer's written request for same, then Buyer shall return to Seller the funds in the affected Suspense Account that existed as of the Effective Time, and Seller shall retain all responsibility and liability for the final payment and settlement of any such claims and the accompanying Suspense Account.

ARTICLE 5
TAXES

        Section 5.1    Payment and Apportionment of Real Property Taxes and Personal Property Taxes.     With respect to Taxes:

        (a)    Real and Personal Property Taxes.     All ad valorem taxes, real property taxes and personal property taxes in Colorado and New Mexico or assessed by the Ute Indian Tribe that are based on or measured by production ("Real and Personal Property Taxes") for the year in which the Effective Date occurs shall be apportioned as of the Effective Date between Seller and Buyer. As to all such Real and Personal Property Taxes, Seller shall file all required reports and returns and be responsible for all taxes based on or measured by production occurring prior to the Effective Date and Buyer shall file all required reports and returns and be responsible for all taxes based on or measured by production occurring on and after the Effective Date. For all such taxes, other than taxes based on or measured by oil and gas production, Seller shall be liable for the portion of such taxes based upon the number of days in the year occurring prior to the Effective Date, and Buyer shall be liable for the portion of such taxes based upon the number of days in the year occurring on and after the Effective Date. For any year in which an apportionment is required, Buyer shall file all required reports and returns incident to these taxes and shall remit to the appropriate taxing authorities all taxes for the year in which the Effective Date occurs. Seller shall pay to Buyer, at the time of Buyer's remittance, Seller's share of such taxes.

        (b)    Liability and Right to Pursue Claims.     Seller shall retain liability for all adjustments, examinations or claims relating to Taxes that are paid by Seller and that are allocated to Seller pursuant to this Section 5.1. Seller shall administer and defend any examination, claim or adjustments arising in connection with Taxes to be paid by Buyer but which are allocated to Seller pursuant to this Section 5.1.

        Section 5.2    Other Taxes.     All excise, windfall profit and other Taxes relating to production of Hydrocarbons attributable to the Assets prior to the Effective Date shall be allocated to Seller, and all such Taxes relating to production on or after the Effective Date shall be apportioned to Buyer. Buyer shall file any reports or returns not filed as of the Closing, and shall remit to the proper taxing authorities any such Taxes allocated to Seller, but not paid as of the Closing. Seller shall pay Seller's share of such Taxes at the time Buyer remits such Taxes.

        Section 5.3    Sales Taxes.     The Purchase Price does not include any sales Taxes or other transfer Taxes imposed in connection with the sale of the Assets. Buyer shall pay any sales Tax or other transfer Tax, as well as any applicable conveyance, transfer and recording fee, and real estate transfer stamps or taxes imposed on the transfer of the Assets pursuant to the Agreement. If Buyer is of the opinion that it is exempt from the payment of any such sales Tax or other transfer Tax, Buyer shall furnish to Seller the appropriate tax exemption certificate.

        Section 5.4    Tax Proceedings.     In the event Buyer or any of Buyer's Affiliates receives notice of any examination, claim, adjustment or other proceeding relating to the liability for Taxes of or with respect to Seller for any period Seller is or may be liable under Section 5.1(b) or Section 5.2, Buyer shall notify Seller in writing within twenty (20) days of receiving notice thereof. As to any such Taxes for which Seller is or may be liable under Section 5.1(b) or Section 5.2, Seller shall at Seller's expense control or settle the contest of such examination, claim, adjustment or other proceeding, and shall indemnify Buyer against all Losses in connection therewith. The Parties shall cooperate with each other and with their respective Affiliates in the negotiations and settlement of any proceeding described in this Section 5.4. Buyer shall provide, or cause to be provided, to Seller necessary authorizations, including powers of attorney, to control any proceeding that Seller is entitled to control pursuant to Article 5.

        Section 5.5    Purchase Price Allocation.     The allocation of Purchase Price provided for in Section 2.4 is intended to comply with the allocation method required by Section 1060 of the Code. Buyer and Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 and regulations thereunder, including without limitation the filing by Buyer and Seller of an IRS Form 8594 with their federal income tax returns for the taxable year in which the Closing occurs. Buyer and Seller agree that each will not take for income tax purposes, or permit any Affiliate to take, any position inconsistent with the allocation of Purchase Price prescribed in Section 2.4. Further, Buyer's reasonable allocation of the Purchase Price between real and personal property shall determine the allocation of such matters.

ARTICLE 6
ENVIRONMENTAL MATTERS

        Section 6.1    Due Diligence.     Upon execution of and pursuant to the terms of this Agreement, Buyer shall have the right, at reasonable times during normal business hours scheduled in advance, to conduct its investigation into the status of the physical and environmental condition of the Assets. If, in the course of conducting such investigation, Buyer discovers that any Asset is subject to a material Environmental Defect, Buyer may notify Seller in writing of such Environmental Defect in the manner set forth hereafter. For purposes of this Section 6.1, the term "material" shall mean that the cost of remediating any single defect exceeds Ten Thousand Dollars ($10,000). Within five (5) days of discovery, and in all events, no later than the Closing Date (the "Environmental Defect Notice Date"), Buyer shall notify Seller in writing specifying such Environmental Defects, if any, the Assets affected thereby, and Buyer's good faith estimate of the net reduction in value of the Assets affected by such defects (the "Environmental Defect Value"). Prior to Closing, Buyer and Seller shall treat all information regarding any environmental conditions as confidential, whether material or not, and shall not make any contact with any governmental authority or third party regarding same without the written consent of the other party unless required by law.

        Section 6.2    Waiver of Defect.     If Buyer fails to notify Seller prior to or on the Environmental Defect Notice Date in writing of any Environmental Defects, all Environmental Defects will be deemed waived for all purposes (under this Agreement or otherwise), Seller shall be released from any liability therefor, the Parties shall proceed with Closing, Seller shall be under no obligation to correct any Environmental Defect, and Buyer shall assume the risks, liability and obligations associated with such Environmental Defects. Seller may, but shall be under no obligation to, correct at its own cost and expense such defects on or before the Closing Date.

        Section 6.3    Selection of Remedies.     In the event that Buyer provides Seller with a timely Environmental Defect Notice, Seller, at its sole option, shall, (a) agree to cure or remediate any Environmental Defect within a reasonable time after Closing, (b) reduce the Purchase Price by the amount of the Environmental Defect Value, or (c) retain the Asset containing the Environmental Defect and reduce the Purchase Price by the amount of the Purchase Price allocated to such Asset on Schedule G.

ARTICLE 7
TITLE MATTERS

        Section 7.1    Definitions.     For purposes hereof, the terms set forth below shall have the meanings assigned thereto.

        (a)   "Defensible Title," subject to and except for the Permitted Encumbrances (as hereinafter defined), means as to the Leases and Fee Interests, such title held by Seller and reflected by appropriate documentation properly filed in the official records of the jurisdiction in which the Lease or Leases or Fee Interests are located that (i) entitles Seller and will entitle Buyer, after Closing, to own and receive and retain, without suspension, reduction or termination, payment of revenues for not less than the net revenue interest shown on Schedule G of all gas produced, saved and marketed from or attributable to the Asset indicated through the plugging, abandonment and salvage of such wells; (ii) obligates Seller, and will obligate Buyer after Closing, to bear the costs and expenses relating to the maintenance, development and operation of such Asset through the plugging, abandonment and salvage of such wells in an amount not greater than the expense interest of Seller set forth in Schedule G (unless Seller's net revenue interest therein is proportionately increased); and (iii) indicates that the Assets are free and clear of any liens, burdens or encumbrances of any kind or character, except as set forth on Schedule 7.1(b).

        (b)   "Title Defect" shall mean any matter which causes Seller to have less than Defensible Title to any of the Assets as of the Closing Date.

        (c)   "Title Defect Property" shall mean any Lease or Fee Interest or portion thereof burdened by a Title Defect.

        (d)   "Permitted Encumbrances" shall mean any of the following matters:

          (i)    defects in the early chain of title (prior to 1950) consisting of failure to recite marital status or the omission of succession or heirship proceedings;

          (ii)   defects or irregularities arising out of prior gas leases which, on their face, expired more than ten (10) years prior to the Effective Date, and which have not been released of record;

          (iii)  tax liens and mechanic's liens for amounts not yet due and payable, or those that are being contested in good faith by Seller in the ordinary course of business, and which shall remain the obligations of Seller after Closing;

          (iv)  to the extent any of the following do not materially diminish the value of, or impair the conduct of operations on, any of the Assets and do not impair Seller's right to receive the revenues attributable thereto: (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect of property owned or leased by Seller or over which Seller owns rights of way, easements, permits or licenses;

          (v)   all lessors' royalties, overriding royalties, carried interests and reversionary interests arising out of farm-out agreements or operating agreements, and other burdens on or deductions from the proceeds of production if the net cumulative effect of such burdens does not reduce the net revenue interest of Seller in any well affected thereby below that reflected in Schedule G or impair the right to receive revenues attributable thereto;

          (vi)  Preferential Purchase Rights and required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting the rights has expired without an exercise of the rights prior to the Closing Date;

          (vii) all rights to consent by, required notices to, filings with, or other actions by governmental entities and tribal authorities in connection with the sale or conveyance of gas leases or interests if they are customarily obtained subsequent to the sale or conveyance;

          (viii)   defects or irregularities of title arising out of events or transactions which have been barred by limitations;

          (ix)  with respect to a particular well or unit reflected on Schedule G, encumbrances or other Title Defects having a value of less than Ten Thousand Dollars ($10,000), provided that this monetary exclusion will not apply to any lien created by the actions or inaction of Seller; and

          (x)   any encumbrance or other matter (whether or not constituting a "Title Defect") expressly waived in writing by Buyer.

        Section 7.2    Notice of Title Defects.     Within five (5) days after discovery and, in all events, no later than the Closing Date (the "Title Defect Notice Date"), Buyer may provide Seller written notice of any Title Defect along with a description of those matters which, in Buyer's reasonable opinion, constitute Defects and setting forth in detail Buyer's calculation of the value for each Title Defect (the "Title Defect Value"). Seller may elect, at its sole cost, expense, and option, but without obligation, (a) to cure all or any portion of such Title Defects, (b) convey the affected Assets and reduce the Purchase Price by the amount of the Title Defect Value, or (c) retain the Asset affected by the Title Defect and reduce the Purchase Price by the amount of the Title Defect Value. Buyer's failure to deliver to Seller such notice on or before the Title Defect Notice Date shall be deemed a waiver by Buyer of all Title Defects of which Seller does not have notice of on such date. Any defect or deficiency concerning Seller's title to the Assets not asserted by Buyer prior to the Title Defect Notice Date shall be deemed waived by Buyer for all purposes (whether under this Agreement or otherwise).

        Section 7.3    Title Defect Cure and Escrow.     If Seller elects to cure a Title Defect, it shall have ninety (90) days after the Closing Date ("Cure Period") to cure any Title Defect. If Seller elects to cure one or more Title Defects after Closing, immediately available funds in an amount equal to the Title Defect Value(s) shall be delivered to a mutually acceptable escrow agent on the Closing Date (the "Title Defect Escrow Funds") and the Purchase Price delivered by Buyer to Seller at Closing shall be reduced by the amount of the Title Defect Escrow Funds. If Seller cures one or more Title Defects within the Cure Period, immediately available funds in an amount equal to the Title Defect Value of the cured Title Defects shall be delivered to Seller not more than five (5) days after the Title Defect is cured. If Seller fails or refuses to cure any Title Defect within the Cure Period, immediately available funds in an amount equal to the Title Defect Value of the uncured Title Defects shall be delivered to Buyer not more than five (5) days after the expiration of the Cure Period, and the Purchase Price shall be reduced in such amount, and Buyer shall retain the Asset affected by the Title Defect. Upon the expiration of the Cure Period, neither Seller nor Buyer shall have any other or further right against or obligation to the other with respect to any Title Defect or any Asset affected thereby.

        Section 7.4    Title Defect Values.     In determining the value of a Title Defect, it is the intent of the Parties to include, to the extent possible, only that portion of the lands, leases and wells, whether an undivided interest, separate interest or otherwise, materially and adversely affected by the Title Defect. The Title Defect Value shall in no event exceed the Allocated Value of the affected Asset. Subject to such limitation, the Title Defect Value shall be determined by the Parties in good faith taking into account all relevant factors, including, but not limited to, the following:

        (a)   the Allocated Value of the leases, lands and well affected by the Title Defect;

        (b)   the reduction in the warranted net revenue interest of the Asset affected by the Title Defect, or the amount by which the cost sharing percentage for such property is greater than the warranted working interest;

        (c)   the productive status of the Asset affected by the Title Defect (i.e., proved developed producing, etc.) and the present value of the future income reasonably expected to be produced therefrom;

        (d)   the legal effect of the Title Defect; and

        (e)   if the Title Defect is a lien or encumbrance on the leases, lands or wells, the cost of removing such lien or encumbrance.

        Section 7.5    Title Warranty.     SELLER SHALL CONVEY SELLER'S INTERESTS IN AND TO THE PRODUCING UNITS TO BUYER SUBJECT TO ALL ROYALTIES, OVERRIDING ROYALTIES, BURDENS, AND ENCUMBRANCES, AND WITH THE LIMITED WARRANTY OF TITLE, AS PROVIDED IN THE ASSIGNMENT, BILL OF SALE AND CONVEYANCE DOCUMENTS TO BE PROVIDED IN CONNECTION HEREWITH. IMBALANCES WITH RESPECT TO NATURAL GAS ARE GOVERNED BY SECTION 4.3(n) HEREOF. THE PARTIES AGREE THAT THE EXISTENCE OF ANY SUCH IMBALANCES SHALL NOT BE DEEMED A TITLE DEFECT.

ARTICLE 8
INDEMNITY

        Section 8.1    General Indemnification.

        (a)    Seller.     Except with respect to Taxes (which are covered by Article 5) and any Assumed Liabilities, Seller shall indemnify, defend and hold harmless Buyer from and against all Losses based upon, arising out of, in connection with, or relating to: (i) any breach of any representation, warranty, covenant or agreement of Seller contained in the Agreement; (ii) any matter arising in connection with Seller's ownership or operation of or production of Hydrocarbons from the Assets prior to the Effective Date; (iii) all actions, proceedings, claims, litigation, arbitration, mediation or other dispute resolution procedure pending as of the Effective Date relating to or affecting the Assets; and (iv) any dispute or claim arising prior to or at the Closing in connection with preferential purchase rights on the Assets. Notwithstanding the foregoing to the contrary, except as to any Losses or claims (x) arising under subpart (iii) above or (y) related to the proper billing or payment by Seller of operating expenses associated with the Assets and/or the proper payment of Burdens, related to periods prior to the Effective Date, Buyer shall not be entitled to indemnification from Seller under the provisions of this Section 8.1(a) until such time as, and only to the extent that, the Losses subject to indemnification by Seller exceed Three Hundred Thousand Dollars ($300,000), at which time Seller's indemnification obligations shall be effective as to all amounts in excess of Three Hundred Thousand Dollars ($300,000).

        (b)    Buyer.     Except with respect to Taxes (which are covered in Article 5), Buyer shall indemnify, defend and hold harmless Seller from and against all Losses based upon, arising out of, in connection with, or relating to: (i) any breach of any representation, warranty, covenant or agreement of Buyer contained in the Agreement; (ii) if the Closing occurs, any matter arising in connection with the ownership or operation of or production of Hydrocarbons from the Assets from and after the Effective Date; (iii) Buyer's inspection of the Assets as set forth in Sections 4.1(a) and 6.1; (iv) if the Closing occurs, any dispute or claim arising after Closing in connection with preferential purchase rights on Assets conveyed to Buyer at the Closing; (v) any claims asserted by Third Persons against Seller in reliance on any interpretive data conveyed by Seller to Buyer, to the extent such claims arise as a consequence of Buyer's disclosure of such data; and (vi) the Assumed Liabilities.

        Section 8.2    Method of Asserting Claims, Etc.     Except for claims under Article 5, all claims for indemnification under the Agreement shall be asserted and resolved as follows provided that the provisions of Sections 8.2 through 8.4 shall be covenants and not conditions to the defense and indemnity obligations to which they apply:

        (a)    Third Person Claims.     In the event that any claim for which a Party providing indemnification (the "Indemnifying Party") would be liable to a Party or any of its officers, directors, employees, agents or representatives entitled to indemnification hereunder (the "Indemnified Party") is asserted against or sought to be collected by a Third Person, the Indemnified Party shall promptly notify the Indemnifying Party of such claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the "Claim Notice"). The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party:

          (i)    whether or not it disputes its liability to the Indemnified Party hereunder with respect to such claim; and

          (ii)   if it does not dispute such liability, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such claim; provided, however, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading, submission or document which it shall deem necessary or appropriate to protect its interests.

        In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it does not dispute such liability and desires to defend against such claim or demand, then, except as hereinafter provided, the Indemnifying Party shall have the right to defend such claim or demand by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion, in such a manner as to avoid any risk of the Indemnified Party becoming subject to liability. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its own cost and expense. If the Indemnifying Party disputes its liability with respect to such claim, or elects not to defend against such claim, whether by not giving timely notice as provided above or otherwise, the Indemnified Party shall have the right but not the obligation to defend against such claim, and the amount of any such claim, or if the same be contested by the Indemnifying Party or by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the Indemnifying Party hereunder (subject, if it has timely disputed liability, to a determination in accordance with Section 8.4 that the disputed liability is covered by this Article 8.)

        (b)    Other Claims.     In the event that the Indemnified Party shall have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a Third Person, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

        Section 8.3    Payment.     Payments under Article 6 in regard to Third Person claims, under this Article 8 and under any other indemnity provision of the Agreement other than Articles 5 shall be made as follows:

        (a)    Payment of Undisputed Amount.     In the event that the Indemnifying Party is required to make any payment under this Article 8, the Indemnifying Party shall promptly pay the Indemnified Party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article 8, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article 8 and the portion, if any theretofore paid, shall bear interest at the Agreed Rate as provided in Section 8.3(b). Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person or other entity with respect to the subject matter of such claim.

        (b)    Interest.     If all or part of any indemnification obligation under the Agreement is not paid when due upon resolution of the claim, then the Indemnifying Party shall pay on demand to the Indemnified Party interest at the Agreed Rate on the unpaid amount of the obligation for each day from the date the amount became due until payment in full.

        Section 8.4    Disputed Claims.     If the Indemnifying Party shall notify the Indemnified Party during the Notice Period that it disputes any claim under Section 8.2 (the "Disputed Claim"), the Disputed Claim shall be subject to the dispute resolution procedures pursuant to Section 10.14.

        Section 8.5    Applicability of Article 8.     This Article 8 does not apply to Tax matters (which are covered by Article 5).

ARTICLE 9
CONDITIONS PRECEDENT

        Section 9.1    Conditions Precedent of Buyer.     The obligations of Buyer to consummate the transactions contemplated by the Agreement are subject to the following conditions:

        (a)    Representations and Warranties True at Closing.     The representations and warranties of Seller contained in the Agreement or in any certificate or document delivered pursuant to the provisions hereof, or in connection with the transactions contemplated hereby, were true and complete when made, and shall be true and complete on and as of the Closing Date as though such representations and warranties were made at and as of such date except as otherwise expressly provided herein.

        (b)    Compliance with Agreement.     On and as of the Closing Date, Seller shall have performed and complied with all agreements, covenants, and conditions required by the Agreement to be performed and complied with prior to or on the Closing Date.

        (c)    Certified Resolutions and Officers' Certificate.     Seller shall have delivered to Buyer:

          (i)    a certificate dated the Closing Date signed by the Secretary or an Assistant Secretary of Seller with respect to the action of Seller's Board of Directors authorizing the transactions contemplated by the Agreement; and

          (ii)   a certificate, dated the Closing Date and signed by the President or a Vice President of Seller certifying in such detail as Buyer may reasonably request to the fulfillment of the conditions specified in subparagraphs (a) and (b) of this Section 9.1.

        (d)    Release of Encumbrances.     Appropriate UCC-3 termination statements and mortgage and other releases necessary to release liens on the Assets associated with Seller's Bank of America financing shall have been delivered for filing.

        (e)    Injunction.     On the Closing Date, there shall be no injunction, writ, or preliminary restraining order or any order of any nature issued by a court or other Governmental Body of competent jurisdiction directing that the transaction provided for herein or any of them not be consummated as herein provided or imposing any conditions on the consummation of the transactions contemplated hereby and no material proceeding or lawsuit shall have been commenced or threatened by any Governmental Body or other Person with respect to any of the transactions contemplated by the Agreement.

        (f)    Conveyance.     Seller shall execute, acknowledge and deliver to Buyer the Assignments and Deeds substantially in the form of Exhibits A and B, as well as change of operator forms required by applicable Laws and such other documents as may be necessary to carry out the purpose of the Agreement.

        (g)    Letters in Lieu.     Buyer and Seller shall execute, acknowledge and deliver all Letters in Lieu.

        (h)    Operations by Buyer.     Seller shall obtain the ratification of any other working interest owners in all wells and properties necessary to confirm that upon the Closing, Buyer will take over as the duly elected Operator of all wells and properties that Seller currently operates.

        (i)    Clarification of MAK-J Agreement.     On or prior to the Closing Date, Seller shall have procured a letter from MAK-J Energy Partners, Ltd. ("MAK-J") with respect to the Amended and Restated Participation and Operations Agreement, dated June 2, 2003, between Resources and MAK-J, setting forth MAK-J's understanding that, on or after the Closing Date, (i) MAK-J shall undertake whatever reasonable action is necessary to vote for and maintain Buyer as successor operator to Resources under the Contracts related to the Leases, (ii) MAK-J has no preferential or preemptive right as a holder of undivided interests in the Leases, in the event that Buyer obtains additional undivided interests under such Leases; (iii) MAK-J has no right to participate in the acquisition of additional properties obtained by Buyer located in the San Juan Basin, and (iv) Buyer's obligation to provide accounting services to MAK-J relates solely to MAK-J's interests in the Properties and shall in no event include providing audited financial statements.

        Section 9.2    Conditions Precedent of Seller.     The obligations of Seller to consummate the transactions contemplated by the Agreement are subject to the following conditions:

        (a)    Representations and Warranties True at Closing.     The representations and warranties of Buyer contained in the Agreement or in any certificate or document delivered pursuant to the provisions hereof, or in connection with the transactions contemplated hereby, were true and complete when made, and shall be true and complete on and as of the Closing Date as though such representations and warranties were made at and as of such date except as otherwise expressly provided herein.

        (b)    Compliance with Agreement.     On and as of the Closing Date, Buyer shall have performed and complied with all agreements, covenants, and conditions required by the Agreement to be performed and complied with prior to or on the Closing Date.

        (c)    Certified Resolutions and Officers' Certificate.     Buyer shall have delivered to Seller:

          (i)    a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of Buyer with respect to the action of Buyer's Board of Directors authorizing the transactions contemplated by the Agreement; and

          (ii)   a certificate dated the Closing Date and signed by the President or a Vice President of Buyer certifying in such detail as Seller may reasonably request to the fulfillment of the conditions specified in subparagraphs (a) and (b) of this Section 9.2.

        (d)    Release of Encumbrances.     Appropriate UCC-3 termination statements and mortgage and other releases necessary to release liens on the Assets associated with Seller's Bank of America financing shall have been delivered for filing.

        (e)    Injunction.     On the Closing Date, there shall be no injunction, writ, or preliminary restraining order or any order of any nature issued by a court or other Governmental Body of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided or imposing any conditions on the consummation of the transactions contemplated hereby and no material proceeding or lawsuit shall have been commenced or threatened by any Governmental Body or other Person with respect to any of the transactions contemplated by the Agreement.

        (f)    Conveyance.     Buyer shall execute, acknowledge and deliver to Seller such documents as may be necessary to carry out the purposes of the Agreement.

        (g)    Letters in Lieu.     Buyer and Seller shall execute, acknowledge and deliver the Letters in Lieu.

        (h)    Evidence of Bonds.     Buyer shall have delivered to Seller reasonable evidence that Buyer has in place any surety bonds or performance bonds required by the States of Colorado and New Mexico to operate the Assets.

ARTICLE 10
MISCELLANEOUS

        Section 10.1    Notices.     All notices, consents, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if: (a) delivered by hand; (b) delivered by a recognized overnight commercial courier (receipt requested); or (c) sent by telecopier (with receipt confirmed), provided that a copy is promptly thereafter mailed in the United States by first-class postage prepaid mail, to the Party as follows (or to such other address as any Party shall have last designated by fifteen (15) days' notice to the other Parties):

    If to Seller:

    MarkWest Resources, Inc.
    155 Inverness Drive West, Suite 200
    Englewood, Colorado 80112-5000
    Facsimile: (303) 290-8769
    Attention: President

    With a copy to:

    Hogan & Hartson L.L.P.
    1200 Seventeenth Street, Suite 1500
    Denver, Colorado 80202
    Facsimile: (303) 899-7333
    Attention: George Hagerty

    If to Buyer:

    XTO Energy Inc.
    810 Houston Street
    Fort Worth, Texas 76102-6298
    Facsimile: (817) 870-0379
    Attention: Vaughn O. Vennerberg, II

    With a copy to:

    Edwin S. Ryan, Jr.
    Facsimile: (817) 885-2224

A notice shall also be deemed given if an original, photocopy or facsimile is actually received by the Persons designated to receive notice, regardless of the manner of transmission.

        Section 10.2    Modification.     The Agreement, including this Section 10.2 and the Exhibits and Schedules, shall not be modified except by an instrument in writing signed by the Parties.

        Section 10.3    Governing Law; Jurisdiction.     This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Colorado. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in the City and County of Denver, Colorado, in any action or proceeding arising out of or relating to this Agreement and agrees that, subject to Section 10.14 below, all claims in respect of the actions or proceedings may be heard and determined only in such courts. Each party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party thereto. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity. Process in any action or proceeding arising out of or relating to this Agreement may be served on any party anywhere in the world.

        Section 10.4    Assignment.     The Agreement and the rights and obligations created hereunder shall not be assigned prior to Closing by either Party except that Buyer may assign its rights to a single subsidiary of Buyer provided Buyer remains primarily liable for the performance of all obligations hereunder. Subsequent to Closing either Party may assign their obligations hereunder provided the Party remains primarily liable for the performance of the Party's obligations hereunder. Subsequent to Closing neither Party may assign its rights or interests under the Agreement except in connection with a sale of all or substantially all of the Assets of the Party or in connection with a merger or similar transaction; provided, however, that if Buyer transfers any Asset and incurs a Loss in favor of the transferee of such Asset for any reason, such Loss shall constitute a Loss under the Agreement. Seller's obligations under the Agreement shall not be expanded in any manner by a transfer of Assets by Buyer, and Buyer's rights hereunder shall not be limited in any manner by a transfer of Assets.

        Section 10.5    Counterparts.     The Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        Section 10.6    Invalidity.     If any of the provisions of the Agreement including the Schedules is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of the Agreement. In the event any provision is held invalid or unenforceable, the Parties shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of the Agreement and, on so agreeing, shall incorporate such substitute provision in the Agreement.

        Section 10.7    Confidentiality.     All information with respect to the Assets made available to Buyer pursuant to this Agreement shall be maintained confidential by Buyer and not disclosed to any other person or used for the benefit of Buyer or any of its Affiliates until Closing in accordance with the Confidentiality Agreement dated May 13, 2003 and, if Closing does not occur by reason of a breach of any of the terms of this Agreement by Buyer, forever.

        Section 10.8    Entire Agreement and Construction.     The Agreement contains the entire agreement between the Parties with respect to the transactions contemplated hereby and all prior understandings and agreements shall merge herein. There are no additional terms, whether consistent or inconsistent, oral or written, which are intended to be part of the Parties' understandings which have not been incorporated into the Agreement and the Schedules and Exhibits. The Parties agree that they have jointly participated in the drafting and preparation of the Agreement and all other agreements to be entered into in connection herewith and that the language of the Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the Parties hereto.

        Section 10.9    Expenses.     Except as otherwise expressly provided herein, each Party shall bear its fees, costs and expenses in connection with the transactions contemplated herein, including, without limitation, all legal and accounting fees and disbursements and fees and expenses of other advisors retained by such Party.

        Section 10.10    Waivers and Amendments.     All amendments and other modifications hereof shall be in writing and signed by each of the Parties. Either Party may by written instrument, (a) waive any inaccuracies in any of the representations or warranties made to it by any other Party contained in the Agreement or in any instruments and documents delivered to it pursuant to the Agreement, or (b) waive compliance or performance by the other Party with or of any of the covenants or agreements made to it by the other Party contained in the Agreement. The delay or failure on the part of a Party hereto to insist, in any one instance or more, upon strict performance of any of the terms or conditions of the Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver or any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect. All rights and remedies are cumulative. The waiver of a condition to Closing by a Party regarding a warranty, representation or covenant shall not constitute a waiver of a breach of such warranty, representation or covenant; provided, however, that the Parties shall attempt in good faith to agree prior to Closing upon the resolution of a breach of a representation or warranty that arises after the date of the Agreement which could result in liability to the breaching Party and of which the other Party has actual Knowledge, and if the Parties cannot agree upon a resolution, the breach shall be deemed waived if the Closing occurs.

        Section 10.11    Survival of Warranties, Representations and Covenants.     All representations and warranties and indemnification obligations as provided in Article 8 hereof contained in the Agreement shall survive the Closing and continue with respect to liabilities arising or claims made on or before the date that is twenty-four (24) months following the Closing Date. The covenants and agreements contained in the Agreement shall survive the Closing and continue in accordance with their respective terms.

        Section 10.12    Section Headings.     The section headings in the Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provision thereof.

        Section 10.13    Termination.

        (a)   The Agreement may be terminated

          (i)    by mutual written consent of the Parties at any time prior to the Closing; or

          (ii)   by Seller or Buyer if the Closing shall not have occurred on or before September 30, 2003, other than through the fault of the terminating Party.

    Upon any termination the Parties shall have no further obligations under the Agreement; provided, however, Buyer shall hold all information which it has obtained during the transaction contemplated hereby, subject to the Confidentiality Agreement, and the provisions of Sections 10.3, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.12 and 10.13 shall remain in full force and effect.

        (b)   If Seller elects to terminate the Agreement pursuant to Section 10.13(a)(ii) and the Closing has not occurred solely by reason of Buyer's failure to proceed under the terms of the Agreement after satisfaction of all the conditions precedent to Buyer's obligation to close as set forth in Section 9.1 then Seller shall retain the Deposit, plus accrued interest.

        (c)   If the Agreement is terminated for any reason other than the failure of Buyer to close under the circumstances set forth in Section 10.13(b), Seller shall return the Deposit, plus accrued interest, to Buyer within three (3) Business Days following such termination.

        (d)   Prior to the Closing, if the aggregate of the values attributable to all unremedied Title Defects determined pursuant to Article 7 plus the value of all unremedied Environmental Defects determined pursuant to Article 6 shall exceed Nine Million Dollars ($9,000,000), either Buyer or Seller may, at its sole option, terminate this Agreement without any further obligation by giving written notice of termination. In the event of such termination, Seller shall return the Deposit, plus accrued interest, to Buyer within three (3) Business Days of receipt of the notice of termination and neither party shall have any further obligation or liability hereunder.

        Section 10.14    Dispute Resolution.     Except as hereinafter provided in this Section 10.14, all claims, controversies, differences, or disputes between or among the Parties arising from or relating to this

Agreement, including claims by one Party that the other Party has failed to perform any of its obligations hereunder (collectively, "Agreement Disputes"), shall be resolved as follows:

        (a)    Mediation.    The Parties shall first attempt to resolve an Agreement Dispute by means of a facilitative mediation conducted in the following manner. The Party desiring mediation of any Agreement Dispute shall give or shall have given a written notice (a "Dispute Notice") to the other Party setting forth the nature of the dispute and the relief intended to be sought and shall submit such Agreement Dispute for resolution by mediation in the City and County of Denver, Colorado, under the process and procedure generally applicable to cases submitted to facilitative mediation in City and County of Denver, Colorado, in effect on the date of this Agreement, unless the Parties have agreed, in writing, to resolve any such dispute by other means. Each Party agrees that it will submit to and shall not challenge or object to the jurisdiction (either personal or subject matter) or the venue of such mediation in City and County of Denver, Colorado.

        (b)    Legal Proceedings.    If any Agreement Dispute has not been resolved by mediation as provided above within sixty (60) days after submission thereof, then either Party may commence a suit or legal action or an action at equity to enforce its rights or the other Party's obligations or recover any damages arising from the other Party's breach or such other relief as may be appropriate under the circumstances in accordance with the provisions regarding jurisdiction and venue set forth in Section 10.3 of this Agreement.

        (c)    Attorney Fees and Other Costs.    Each Party shall pay its own fees and disbursements of its attorneys, accountants, and expert witnesses in connection with any mediation or any action or legal or other proceeding brought with respect to an Agreement Dispute brought in accordance with the provisions hereof.

        (d)    Exceptions for Equitable Relief.    Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Agreement, a Party may bring a proceeding against the other Party for specific performance or injunctive or other forms or equitable relief in the courts designated in Section 10.3 of this Agreement without having to submit the matter or Agreement Dispute in question to mediation as hereinabove set forth, provided, however, that such Party shall not seek any monetary award or relief in such action or proceeding unless its failure to do so would prejudice such Party's rights or ability to seek such monetary award or relief in another action or proceeding.

        Section 10.15    Physical Condition of the Assets.

        (a)   THE ASSETS HAVE BEEN USED FOR OIL AND GAS DRILLING AND PRODUCING OPERATIONS AND POSSIBLY FOR THE STORAGE AND DISPOSAL OF WASTE MATERIALS OR HAZARDOUS SUBSTANCES. PHYSICAL CHANGES IN THE LAND MAY HAVE OCCURRED AS A RESULT OF SUCH USES. THE INTERESTS ALSO MAY CONTAIN BURIED PIPELINES AND OTHER EQUIPMENT, WHETHER OR NOT OF A SIMILAR NATURE, THE LOCATIONS OF WHICH MAY NOT NOW BE KNOWN BY SELLER OR READILY APPARENT BY A PHYSICAL INSPECTION OF THE PROPERTY. BUYER UNDERSTANDS THAT SELLER MAY NOT HAVE THE REQUISITE INFORMATION WITH WHICH TO DETERMINE THE EXACT NATURE OR CONDITION OF THE ASSETS OR THE EFFECT ANY SUCH USE HAS HAD ON THE PHYSICAL CONDITION OF THE ASSETS.

        (b)   BUYER ACKNOWLEDGES THAT (i) IT HAS ENTERED INTO THIS AGREEMENT ON THE BASIS OF ITS OWN INVESTIGATION OF THE PHYSICAL CONDITION OF THE ASSETS INCLUDING SUBSURFACE CONDITION AND (ii) THE ASSETS HAVE BEEN USED IN THE MANNER AND FOR THE PURPOSES SET FORTH ABOVE AND THAT PHYSICAL CHANGES TO THE ASSETS MAY HAVE OCCURRED AS A RESULT OF SUCH USE. BUYER SHOULD MAKE ITS OWN DETERMINATION OF THESE CONDITIONS.

        Section 10.16    Limitation of Warranties and Remedies.     The Parties agree that, to the extent required by applicable law to be operative, the disclaimers of warranties contained in this Section 10.16 and the disclaimers contained in Sections 10.15 and 3.3 are "conspicuous" disclaimers for the purposes of any applicable law, rule or order. Notwithstanding anything in this Agreement to the contrary, the Assets are being sold to Buyer without recourse, covenant or warranty of any kind, expressed, implied or statutory except as specifically set forth in the conveyance documents delivered in connection herewith.

        IN WITNESS WHEREOF, the Parties hereto have entered into the Agreement as of the date first herein above written.

MARKWEST HYDROCARBON, INC.
By:	/s/ ARTHUR J. DENNEY Name: Arthur J. Denney Title: Executive Vice President
MARKWEST RESOURCES, INC.
By:	/s/ ARTHUR J. DENNEY Name: Arthur J. Denney Title: Executive Vice President
XTO ENERGY INC.
By:	/s/ VAUGHN O. VENNERBERG II Name: Vaughn O. Vennerberg II Title: Executive Vice President-Administration

QuickLinks

  Exhibit 10
ARTICLE 1 SUBJECT MATTER, DEFINITIONS AND RULES OF CONSTRUCTION
    Section 1.1 Subject Matter.
    Section 1.2 Definitions.
      "Affiliate"
      "Agreed Rate"
      "Agreement"
      "Assets"
      "Assumed Liabilities"
      "Burdens"
      "Business Day"
      "Closing"
      "Closing Date"
      "Code"
      "Confidentiality Agreement"
      "Contracts"
      "Corporate Documents"
      "Easements"
      "Effective Date"
      "Environmental Defect"
      "Facilities"
      "Fee Interests"
      "Governmental Body"
      "Hydrocarbon Inventory"
      "Hydrocarbons"
      "Knowledge"
      "Leases"
      "Line Fill"
      "Losses"
      "Material Contracts"
      "Other Contracts"
      "Other Property"
      "Party"
      "Person"
      "Plugging and Abandonment"
      "Property"
      "Tax"
      "Third Person"
    Section 1.3 Other Definitions in the Agreement.
    Section 1.4 Rules of Construction.
    (a) General.
    (b) Articles and Sections.
    (c) Exhibits and Schedules.
    (d) Other Agreements.
ARTICLE 2 SALE AND PURCHASE
    Section 2.1 Assets.
    Section 2.2 Purchase Price and Payment.
    (a) The Purchase Price.
    (b) Purchase Price Payment.
    Section 2.3 Adjustments to the Purchase Price.
    (a) Upward Adjustments.
    (b) Downward Adjustments.
    Section 2.4 Allocation of Purchase Price.
    Section 2.5 Transfer of the Assets, Etc.
    Section 2.6 Method of Payment.
ARTICLE 3 REPRESENTATIONS AND WARRANTIES
    Section 3.1 Seller.
    (a) Organization and Standing.
    (b) Authority.
    (c) Validity of Agreement.
    (d) No Violation.
    (e) Legal Proceedings.
    (f) Compliance with Applicable Laws.
    (g) Contracts.
    (h) Outstanding Obligations.
    (i) Affiliate Contracts.
    (j) Taxes.
    (k) Payout Balances.
    (l) No Consents Required.
    (m) Tax Partnerships.
    (n) Prepayment.
    (o) Payments.
    Section 3.2 Buyer.
    (a) Organization and Standing.
    (b) Authority.
    (c) Validity of Agreement.
    (d) No Violation.
    (e) No Consents Required.
    (f) Securities Representation.
    (g) Available Funds.
    Section 3.3 Limitations on Representations and Warranties.
    (a) Disclaimer of Representations and Warranties.
    (b) No Warranty or Representation on Seller's Information.
ARTICLE 4 COVENANTS
    Section 4.1 Seller's Covenants.
    (a) Access.
    (b) Conduct of Business.
    (c) Release of Encumbrances.
    Section 4.2 Covenants of Buyer.
    (a) Assumption of Assumed Liabilities.
    (b) Qualification to do Business in Colorado and New Mexico.
    (c) No Use of "MarkWest" Name.
    Section 4.3 Covenants of Seller and Buyer.
    (a) Compliance with Conditions Precedent.
    (b) Preparation of Closing Documents.
      (i) Forms of Assignment.
      (ii) Preliminary Settlement Statement.
      (iii) Letters in Lieu.
    (c) Recording.
    (d) Press Release.
    (e) Brokers.
    (f) Risk of Loss.
    (g) Post-Closing Access.
    (h) Preferential Purchase Rights.
    (i) Required Consents.
    (j) Employee Matters.
    (k) Final Recapitulation Settlement; Subsequent Audits and Settlements.
    (l) Further Assurances.
    (m) Files Transfer.
    (n) Gas Balancing.
    (o) Suspense Accounts.
ARTICLE 5 TAXES
    Section 5.1 Payment and Apportionment of Real Property Taxes and Personal Property Taxes.
    (a) Real and Personal Property Taxes.
    (b) Liability and Right to Pursue Claims.
    Section 5.2 Other Taxes.
    Section 5.3 Sales Taxes.
    Section 5.4 Tax Proceedings.
    Section 5.5 Purchase Price Allocation.
ARTICLE 6 ENVIRONMENTAL MATTERS
    Section 6.1 Due Diligence.
    Section 6.2 Waiver of Defect.
    Section 6.3 Selection of Remedies.
ARTICLE 7 TITLE MATTERS
    Section 7.1 Definitions.
    Section 7.2 Notice of Title Defects.
    Section 7.3 Title Defect Cure and Escrow.
    Section 7.4 Title Defect Values.
    Section 7.5 Title Warranty.
ARTICLE 8 INDEMNITY
    Section 8.1 General Indemnification.
    (a) Seller.
    (b) Buyer.
    Section 8.2 Method of Asserting Claims, Etc.
    (a) Third Person Claims.
    (b) Other Claims.
    Section 8.3 Payment.
    (a) Payment of Undisputed Amount.
    (b) Interest.
    Section 8.4 Disputed Claims.
    Section 8.5 Applicability of Article 8.
ARTICLE 9 CONDITIONS PRECEDENT
    Section 9.1 Conditions Precedent of Buyer.
    (a) Representations and Warranties True at Closing.
    (b) Compliance with Agreement.
    (c) Certified Resolutions and Officers' Certificate.
    (d) Release of Encumbrances.
    (e) Injunction.
    (f) Conveyance.
    (g) Letters in Lieu.
    (h) Operations by Buyer.
    (i) Clarification of MAK-J Agreement.
    Section 9.2 Conditions Precedent of Seller.
    (a) Representations and Warranties True at Closing.
    (b) Compliance with Agreement.
    (c) Certified Resolutions and Officers' Certificate.
    (d) Release of Encumbrances.
    (e) Injunction.
    (f) Conveyance.
    (g) Letters in Lieu.
    (h) Evidence of Bonds.
ARTICLE 10 MISCELLANEOUS
    Section 10.1 Notices.
    Section 10.2 Modification.
    Section 10.3 Governing Law; Jurisdiction.
    Section 10.4 Assignment.
    Section 10.5 Counterparts.
    Section 10.6 Invalidity.
    Section 10.7 Confidentiality.
    Section 10.8 Entire Agreement and Construction.
    Section 10.9 Expenses.
    Section 10.10 Waivers and Amendments.
    Section 10.11 Survival of Warranties, Representations and Covenants.
    Section 10.12 Section Headings.
    Section 10.13 Termination.
    Section 10.14 Dispute Resolution.
    Section 10.15 Physical Condition of the Assets.
    Section 10.16 Limitation of Warranties and Remedies.